UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 31, 2004

THE HILLMAN COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

10590 Hamilton Ave.
Cincinnati, OH 45231
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (513) 851-4900

Item 1. Changes in Control of Registrant.

      On March 31, 2004, The Hillman Companies, Inc. (the “Company”) announced that the sale of the Company to an affiliate of Code Hennessy & Simmons LLC had been completed. The sale was originally announced on February 17, 2004.

      The Company was merged with an affiliate of Code Hennessy & Simmons LLC with the Company surviving the merger. With the exception of certain members of management who continued as stockholders of the Company, each stockholder of the Company received $29.00 per share in the merger subject to post-closing working capital and other adjustments. The total consideration paid in the merger transaction was $510 million including repayment of outstanding debt and including the value of the Company’s outstanding Trust Preferred Securities. The merger consideration is subject to post-closing working capital and other adjustments. The amount of consideration was determined through arms-length negotiations between the parties.

      Prior to the merger, Allied Capital Corporation owned 96.8 % of the Company’s common stock. As a result of the change of control, an affiliate of Code Hennessy & Simmons LLC owns 49.05% of the Company’s common stock and 54.5% of the Company’s voting common stock. Certain members of management own 14.08% of the Company’s common stock.

     The following table shows the beneficial ownership of securities of The Hillman Companies, Inc. by 5% owners, executive officers and directors after the merger. Unless otherwise set forth below, the address for each of the beneficial owners is 10590 Hamilton Ave., Cincinnati, Ohio 45231.

	Class A Common		Class B Common		Class C Common		Total Common		Class A Preferred
Name	Stock(1)		Stock(2)		Stock(3)		Stock(4)		Stock(5)
5% Owners	Shares	Percent	Shares	Percent	Shares	Percent	Shares	Percent	Shares	Percent
Code Hennessy & Simmons IV LP 10 South Wacker Dr. Suite 3175 Chicago, IL 60606	4,904.9	78.95%	—	—	—	—	4,904.9	49.05%	46,869.4	49.05%
Ontario Teachers Pension Plan 5650 Yonge St. North York, Ontario M2M 4H5	—	—	—	—	2,787.1	100.00%	2,787.1	27.87%	26,632.3	27.87%
HarbourVest Partners VI — Direct Fund, L.P. One Financial Center 44th Floor Boston, MA 02111	871.0	14.02%	—	—	—	—	871.0	8.71%	8,322.6	8.71%
Directors and Executive Officers
Max W. Hillman	166.4	2.68%	343.4	34.34%	—	—	509.8	5.10%	4,565.9	4.78	%(6)
Richard P. Hillman	54.6	.88%	144.6	14.46%	—	—	199.2	1.99%	1,953.7	2.04	%(7)
George L. Heredia	23.3	.38%	73.9	7.39%	—	—	97.2	.97%	1,007.8	1.05	%(8)
Terry R. Rowe	23.9	.38%	70.6	7.07%	—	—	94.5	.95%	960.4	1.01	%(9)
James P. Waters	23.9	.38%	67.3	6.73%	—	—	91.2	.91%	912.4	.95	%(10)
All Directors and Executive Officers as a Group	407.6	6.56%	1,000.0	100.00%	—	—	1,407.6	14.08%	13,450.7	14.08%

(1)	Each holder of Class A Common Stock is entitled at any time to convert any or all of the shares into an equal number of shares of Class C Common Stock.

(2)	Class B Common Stock has no voting rights.

(3)	Each holder of Class C Common Stock is entitled at any time to convert any or all of the shares into an equal number of shares of Class A Common Stock. Each share of Class C Common Stock is entitled to one vote provided that the aggregate voting power of Class C Common Stock (with respect to the election of directors) never exceeds 30%.

(4)	Total of all classes of Common Stock

(5)	Class A Preferred shares do not have voting rights.

(6)	Includes options to purchase 3,243.7 shares of Class A Preferred stock

(7)	Includes options to purchase 1,387.9 shares of Class A Preferred stock.

(8)	Includes options to purchase 716.0 shares of Class A Preferred stock.

(9)	Includes options to purchase 682.3 shares of Class A Preferred stock.

(10)	Includes options to purchase 648.2 shares of Class A Preferred stock.

     Following the merger, the stockholders of the Company entered into a Stockholders Agreement pursuant to which the parties agreed, among other things, to vote their shares so that:

•	the authorized number of directors of the Company is established as seven (7);

•	the following individuals will be elected to the board of directors:

•	three representatives designated by Code Hennessy & Simmons IV LP, although, pursuant to the Company’s charter, any board vote is subject to approval by the Code Hennessy & Simmons IV LP representatives so long as affiliates of Code Hennessy & Simmons IV LP hold over 50% of the voting stock of the Compnay;

•	one director representative nominated by the Ontario Teachers’ Pension Plan Board;

•	one director representative who will be the chief executive officer of the Company; and

•	two directors representatives who will be independent directors as nominated by Code Hennessy & Simmons IV LP (subject to the approval of the Ontario Teachers’ Pension Plan Board, which approval will not be unreasonably withheld).

     The press release announcing the completion of the merger is attached as exhibit 99.1 and is incorporated by reference herein. The merger agreement was filed as an exhibit to the 8-K filed by the Company on February 17, 2004.

Item 7. Financial Statements and Exhibits

     (a) Not applicable.

     (b) Not applicable.

     (c) Exhibits.

2.1	Agreement and Plan of Merger dated as of February 14, 2004 by and among the Company, HCI Acquisition Corp. and the Common Stockholders of the Company (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed February 17, 2004).

99.1	Press Release dated March 31, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2004	THE HILLMAN COMPANIES, INC.
	By:	/s/ James P. Waters James P. Waters Vice President and Chief Financial Officer

4